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                                                         Exhibit 10.1
               July 18, 1995

               Robert H. Young
               Senior Vice President - Finance
               Secretary and Treasurer
               FIRST WESTERN BANCORP, INC.
               (412) 652-8550
               or
               Dan Pecchia
               IRA THOMAS ASSOCIATES, INC.  FOR IMMEDIATE RELEASE
               216/793-3000

   FIRST WESTERN BANCORP, INC. ANNOUNCES RECORD SECOND QUARTER
         EARNINGS, SHARE REPURCHASE PROGRAM AND DIVIDEND



(NEW CASTLE, PA) First Western Bancorp, Inc. (NASDAQ - FWBI) today reported record earnings for the second quarter ended June 30, 1995 of $4,192,000, or $0.80 per share, as compared to $3,920,000 or $0.75 per share for the same quarter in 1994, an increase of 6.9% in dollars and 6.7% on a per share basis.
Earnings were up 5.7% from the first quarter's $3,967,000, or $0.76 per share.

For the six months ended June 30, 1995, First Western earned a record $8,159,000, or $1.56 per share, up 3.9% and 4.0%, respectively from the $7,854,000 or $1.50 per share recorded in the same period in 1994.

Earnings increased in the second quarter due to a 4.6% increase in net interest income and a 10.5% increase in other income, somewhat offset by a 4.9% increase in other expenses. The previously reported acquisition in the first quarter of 1995 of $97 million in deposits in five branches in northeastern Ohio are included in the above increases.

For the six months, earnings were up by a smaller percentage due to higher security gains in 1994. Exclusive of security gains and gains on sales of certain loans and real estate owned from comparable periods, First Western would have earned approximately $0.72 per share for the second quarter of 1995, compared to $0.66 last year, and for the six months, earnings would have been approximately $1.44 per share for 1995 versus $1.34 last year. On an operating basis, this represents a 9% increase for the quarter and 7.5% for the year-to-date.

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"Earnings growth in the second quarter was a result of superior loan growth and asset utilization, new fee income sources, and continued strong expense controls," stated Thomas J. O'Shane, President and CEO of First Western. "We are proud of our performance during the past year's turbulent interest rate
environment and current flat yield curve.   With a record six
months to start 1995, we look forward to another full-year record performance for the eighth year in a row."

At First Western's regular board meeting on July 18, 1995, the Board of Directors authorized a common stock repurchase program of up to 5% of First Western's current 5.2 million outstanding shares (totaling up to approximately 250,000 shares) from time to time at
current market prices from available corporate funds.   The
program, which will purchase shares through a broker or in blocks in accordance with applicable rules of the Securities and Exchange Commission, will hold repurchased shares in treasury for general corporate purposes including various employee benefit plans. Such authorization expires on December 31, 1995, unless extended by Board action. The Board and management of First Western believe that this program is in the best interests of the Company and that such purchases are an attractive investment for a portion of the Company's available funds.

In addition, the Board authorized the declaration of a regular quarterly cash dividend of $0.26 per share on 5,184,905 outstanding shares as of July 18, 1995 with a record date of August 1, 1995 and a payable date of August 8, 1995.

Net interest income growth for the three months ended June 30, 1995 was primarily attributed to the branch acquisitions and a 26% increase in loan income, somewhat offset by an increased cost of funds as certificate of deposit rates rose at a fast pace earlier this year. The net interest margin was 3.73% for the second quarter of 1995, versus 4.21% during the comparable period last year and 3.95% for the first quarter, as cost of funds grew faster than asset yields. For the year-to-date, the margin was 3.83% versus 4.21% last year. The margin shrinkage in the second quarter was as expected, and with CD rates now dropping as rates have more recently fallen, First Western believes the margin should flatten in the second half of the year at approximately the second quarter level.

Other income for the quarter rose 10.5% from last year. Exclusive of security gains, real estate owned sales and student loan and residential mortgage sale gains, other income was up almost 17% for the quarter ended June 30, 1995. This increase was due to increased deposit service charges, credit card fees and other operating income. For the year-to-date, other income was up 2.4% despite almost $1.3 million in security gains recorded in the first half of 1994. Without such gains other income would have been up approximately 13% for the six month period.

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Other expenses for the quarter were up 4.9% over the prior year's second quarter due to the branch acquisitions, normal staff increases and higher advertising expense. For the year-to-date, expenses were up 4.1% for similar reasons. Exclusive of the branch acquisitions, expenses would have been approximately flat for the quarter and year-to-date.

The provision for possible loan losses for the quarter was $940,000, versus $875,000 for last year's second quarter and $730,000 in the first quarter of 1995. The second quarter was higher than the first quarter provision due to higher consumer loan losses as the portfolio of indirect automobile loans and other consumer loans grew, primarily from expansion into new market areas. Year-to-date, the provision was $1,670,000 versus last year's $1,737,000. Net chargeoffs for the second quarter were $575,000, or 0.20% as a percentage of average loans as compared to
$450,000 last quarter.   Nonaccrual loans and loans past due 90
days or more were $6.1 million at quarter-end as compared to $4.7 million at December 31, 1994, or 0.58% as a percent of total loans. Total past due and nonaccrual loans were $12.9 million (or 1.21% of total loans) as compared to $12.1 million (or 1.24% of total loans) at year-end. The allowance for possible loan losses stood at $13.6 million at June 30, 1995, or 1.27% of total loans, providing 2.2 times coverage of nonaccrual and 90 day past due loans.

Total assets as of June 30, 1995 were $1.659 billion, up 14% from December 31, 1994 and 4.3% from March 31, 1995, primarily due to the aforementioned branch purchases but also assisted by 5.2% deposit growth exclusive of the branch purchases. Total loans are up 19.9% from a year ago and 9.1% from year-end 1994, primarily in consumer installment, residential mortgage and commercial loans. First Western sold approximately $11.6 million in student loans during the first six months of 1995 at a gain of $245,000, and does not presently intend to hold originated student loans in its loan portfolio due to recently-enacted government regulations and their increasing involvement in direct lending to students.

Total shareholders' equity was at $114.7 million at June 30, 1995, up 8.1% from $106.1 million at year-end, and book value per share was $22.13 at June 30, 1995 as compared to $19.75 at June 30, 1994. The Tier I leverage ratio was 6.61% at quarter-end as compared to 7.46% last year, with the reduction due to the growth in total assets and intangibles acquired in the recent branch purchases. First Western's market price for its stock at quarter-end, $28.38, represents 128% of book value and 9.4 times trailing twelve months' earnings.

First Western Bancorp, Inc., a multi-bank holding company based in New Castle, PA, is the parent of First Western Bank, N.A. a full-service bank; First Western Bank, F.S.B., a federal savings bank; First Western Trust Services Co., a full-service trust company and Residential Mortgage Co. of America, a mortgage banking company.

First Western's 42 community banking offices are located in seven
Pennsylvania counties (Lawrence, Mercer, Beaver, Erie, Allegheny,
Venango and Butler) and two Ohio counties (Ashtabula and Lake).
The Company employs more than 600 people.


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